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EXHIBIT 21.1

LIST OF SUBSIDIARIES

As of December 26, 2008

Interline Brands, Inc.	New Jersey
Wilmar Financial, Inc.	Delaware
Wilmar Holdings, Inc.	Delaware
Glenwood Acquisition LLC	Delaware
Barnett of the Caribbean	Puerto Rico
Sexauer Ltd.	Ontario, Canada
AmSan LLC(1)	Delaware
Eagle Maintenance Supply, Inc.	New Jersey

(1)
Effective December 26, 2008, AmSan LLC was merged into Interline Brands, Inc., a New Jersey corporation.

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  EXHIBIT 21.1
LIST OF SUBSIDIARIES